SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SUNGLASS HUT INTERNATIONAL, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                       SUNGLASS HUT INTERNATIONAL, INC.
                           -------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 1997
                           -------------------------

To the Shareholders of
Sunglass Hut International, Inc.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), will be held at 9:00 A.M. local time, on Wednesday, June 4, 1997, at the Essex House Hotel, 160 Central Park South, New York, New York 10019, for the following purposes:

   (1) To elect three members to the Company's Board of Directors to hold office until the Company's 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 24, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors


                                        JAMES N. HAUSLEIN
                                        CHAIRMAN OF THE BOARD

Coral Gables, Florida
May 9, 1997

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                       SUNGLASS HUT INTERNATIONAL, INC.
                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                    DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Shareholders of the Company to be held on Wednesday, June 4, 1997, or at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is May 9, 1997. Shareholders should review the information provided herein in conjunction with the Company's 1996 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 461-6100.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

   (1) To elect three members to the Company's Board of Directors to serve until the Company's 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the three nominees for director named below, and (2) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 24, 1997 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 54,654,046 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws. If less than a majority of outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual

Meeting, but will not be counted as votes cast for or against any given matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 (unless otherwise indicated) by (a) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (b) each director of the Company who beneficially owns any shares, (c) each Named Officer (see "Executive Compensation and Other Information"), and (d) all directors and executive officers as a group:

                                                                             BENEFICIAL OWNERSHIP(2)
                                                                        ----------------------------------
NAME AND ADDRESS(1)                                                          SHARES           PERCENTAGE
---------------------------------------------------------------------   -------------------   ------------
Metropolitan Life Insurance Company    ..............................          4,226,900(3)          7.8%
Mellon Bank Corporation    ..........................................          3,565,000(4)          6.5%
James N. Hauslein    ................................................          1,364,936(5)          2.5%
Jack B. Chadsey   ...................................................          1,318,436(6)          2.4%
Rohit M. Desai    ...................................................            652,000(7)          1.2%
John H. Duerden   ...................................................             52,000(8)            *
William S. Field  ...................................................             52,000(8)            *
Larry G. Petersen    ................................................             39,500(8)            *
Charles W. Mineo  ...................................................             33,875(8)            *
William E. Phillips  ................................................             30,000(9)            *
Edward L. Grund   ...................................................             21,250(8)            *
Robert C. Grayson    ................................................             12,000(8)            *
All directors and executive officers as a group (13 persons)   ......          3,021,747(10)         5.5%

----------------

  *  Less than 1%
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 255 Alhambra Circle, Coral Gables, Florida 33134.
 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
 (3) Based upon the Schedule 13G, dated February 6, 1997, filed with the SEC by Metropolitan Life Insurance Company ("Metropolitan"), which reported its address as One Madison Avenue, New York, New York 10010, and the Schedule 13G, dated February 14, 1997, filed with the SEC by State Street Research & Management Company ("State Street"), which reported its address as One Financial Center, 30th Floor, Boston, Massachusetts 02111-2690. The Company has been advised by representatives of Metropolitan that State Street is an indirect wholly-owned subsidiary of Metropolitan and is the record holder of the shares indicated.
 (4) Based solely on the Schedule 13G, dated February 4, 1997, filed with the SEC by Mellon Bank Corporation ("MBC"), Mellon Bank, N.A. ("MBNA") and The Dreyfus Corporation ("Dreyfus"). The Schedule 13G reports that all of the securities are beneficially owned by MBC and direct or indirect subsidiaries in their various fiduciary capacities, including MBNA and Dreyfus, which entities have sole voting power and shared dispositive power over all such shares. MBC reported its address as One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

 (5) Represents 887,780 shares held of record and 477,156 shares subject to presently exercisable stock options.
 (6) Represents 889,780 shares held of record by Chadsey Family Investments, Ltd., a Florida limited partnership controlled by Mr. Chadsey, and 428,656 shares subject to presently exercisable stock options.
 (7) Represents 342,000 shares held of record by Equity-Linked Investors, L.P. ("ELI"), 258,000 shares held of record by Equity-Linked Investors II ("ELI-II") and 52,000 shares subject to presently exercisable stock options. ELI and ELI-II are limited partnerships, the general partners of which are Rohit M. Desai Associates and Rohit M. Desai Associates-II (together, the "General Partners"), respectively. Mr. Desai is a director of the Company and is the managing general partner of the General Partners. Mr. Desai is also the sole stockholder, Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), which acts as an investment advisor to ELI and ELI-II. Under the investment advisory agreements between DCMI and each of ELI and ELI-II, DCMI has the power to vote and dispose of these securities. DCMI and Mr. Desai each disclaim beneficial ownership of the securities. Mr. Desai's address is 540 Madison Avenue, 36th Floor, New York, New York 10022.
 (8) Represents shares subject to presently exercisable stock options.
 (9) Represents 4,000 shares owned and 26,000 shares subject to presently exercisable stock options.
(10) Includes 1,240,187 shares subject to options held by executive officers and directors that are presently exercisable. Does not include shares held of record by ELI or ELI-II. See footnote (7).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filings with respect to the Company's 1996 fiscal year were timely filed.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, with the exact number to be fixed from time to time by the Board of Directors. The Articles of Incorporation divide the Board of Directors into three classes, with staggered three-year terms. The current classes of the Board of Directors and their terms of office are as follows:

 CLASS          DIRECTORS            TERM EXPIRES IN:
--------   ----------------------   ------------------
  I          Jack B. Chadsey              1997
  I          John H. Duerden              1997
  I          William S. Field             1997

  II        James N. Hauslein             1998
  II        Robert C. Grayson             1998

 III          Rohit M. Desai              1999
 III        William E. Phillips           1999

     The three directors serving in Class I have terms expiring at the Annual Meeting. The Class I directors currently serving on the Board, Messrs. Chadsey, Duerden and Field, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. Each Class I director elected at the Annual Meeting will serve for a term expiring at the Company's 2000 Annual Meeting of Shareholders or when his successor has been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                     AGE      POSITION
----                     ---      --------
Jack B. Chadsey          49       President, Chief Executive Officer and Director
Edward L. Grund          52       Executive Vice President and General Manager-Sunglass Hut
                                   North America
Larry G. Petersen        49       Senior Vice President-Finance and Chief Financial Officer
Steven S. Krajenka       35       Vice President-North American Store Operations
Sherry L. Lay            46       Vice President-Merchandising
Charles W. Mineo         42       Vice President-Real Estate and Construction
Sergio G. Moroni         40       Vice President-International Business Development
George L. Pita           35       Vice President-Finance
James N. Hauslein        38       Chairman of the Board
Rohit M. Desai           58       Director
John H. Duerden          56       Director
William S. Field         67       Director
Robert C. Grayson        52       Director
William E. Phillips      67       Director


     Mr. Chadsey has served as President since joining the Company in July 1989, and as Chief Executive Officer and a director since March 1990. From February 1984 through July 1989, Mr. Chadsey was employed by the Dayton Hudson Corporation, a diversified retail holding company headquartered in Minneapolis. Mr. Chadsey served as President and Chief Executive Officer of the Branden's specialty store division of Dayton Hudson from February 1986 until joining the Company and as Vice President of its Target Stores division from March 1984 until February 1986. Mr. Chadsey has over 20 years of senior management experience in both the specialty and general merchandise sectors of the retailing industry, including earlier employment with Kohl's Department Stores, Shopko Stores and May Department Stores Company.

     Mr. Grund, appointed Executive Vice President and General Manager-Sunglass Hut North America in December 1996, served as Senior Vice President of Store Operations, Real Estate and Construction from March 1994 to December 1996, and as Vice President of Store Operations from May 1992 until March 1994. From February 1987 until he joined the Company in May 1992, Mr. Grund was employed by Liz Claiborne, Incorporated, where he most recently served as Senior Vice President of Store Operations. Mr. Grund has over 20 years of experience in the retailing industry, including earlier employment with the Broadway Department Stores, R.H. Macy & Company and May Department Stores Company.

     Mr. Petersen, appointed Senior Vice President in March 1994, has served as Chief Financial Officer since joining the Company in February 1994 and served as Vice President-Finance from February 1994 through March 1994. From 1982 to 1993, Mr. Petersen was employed by Carter Hawley Hale Stores, Inc., where he most recently served as Executive Vice President-Chief Financial Officer. Mr. Petersen has over 20 years of experience in the retailing industry, including earlier employment with J.C. Penney Company, Clarkins, Inc. and Lafayette Radio.

     Mr. Krajenka has served as Vice President of North American Store Operations since joining the Company in July 1996. From April 1993 until such time, Mr. Krajenka was employed by The Limited where he served as Vice President of Store Operations. From July 1992 to January 1993, he was employed by Gap Kids, where he served as a Regional Vice President. From September 1990 to June 1992, he was employed by Banana Republic where he served as a Regional Manager. Mr. Krajenka has over nine years of experience in the retail industry, including earlier employment with The Gap Organization.

     Ms. Lay has served as Vice President of Merchandising since joining the Company in September 1996. From September 1993 until such time, Ms. Lay was employed by Ann Taylor where she most recently served as Vice President of Merchandising. From November 1992 to September 1993, Ms. Lay was employed by Petite Sophisticate where she served as a Divisional Merchandise Manager. From August 1984 to November 1992, she was employed by The Limited, Inc. where she most recently served a a Senior Merchant for The Limited Stores.

     Mr. Mineo has served as Vice President-Real Estate and Construction since joining the Company in December 1992. From April 1990 until such time, Mr. Mineo served as Vice President-Real Estate and Construction of Waldenbook Company, a national chain of bookstores headquartered in Stamford, Connecticut. From June 1984 until April 1990, Mr. Mineo was employed by C and J Clark, a shoe retailer headquartered in Kennett Square, Pennsylvania, most recently as Vice President-Real Estate and Construction.

     Mr. Moroni was appointed Vice President-International Business Development in April 1997. From March 1996 to January 1997, Mr. Moroni was employed by Authentic Fitness Corporation where he served as President, Retail Division. Mr. Moroni has over sixteen years experience in the retail industry, including prior employment with Fila USA, Fashion Service Moda & Co., Esprit de Corp and Benetton USA in various capacities.

     Mr. Pita, appointed Vice President-Finance in October 1994, served as Managing Director of Finance from April 1993 to October 1994 and as Controller from October 1989 to April 1993. Prior to joining the Company, Mr. Pita was employed by Arthur Andersen LLP where he most recently served as Audit Manager.

     Mr. Hauslein joined the Company's Board in March 1990 and has served as Chairman of the Board since July 1991. From July 1991 through January 1995, and since February 1997, Mr. Hauslein has devoted substantially all of his working time to the Company's affairs (see Director Compensation). From February 1995 until January 1997, Mr. Hauslein was managing director at Hauslein & Company, Inc. engaging in private investments. From May 1986 until November 1990, Mr. Hauslein served as a partner of Kidd Kamm & Co., a private investment firm headquartered in Greenwich, Connecticut and specializing in acquisitions and leveraged buy-outs.

     Mr. Desai has served as a director of the Company since March 1993 and also served as a director of the Company from June 1987 until July 1991. Mr. Desai is the Founder, Chairman and President of

Desai Capital Management Incorporated, a specialized equity investment management firm in New York which manages the assets of various institutional clients. Mr. Desai serves as a director of The Rouse Company, Finlay Enterprises, Inc. and several privately-held companies.

     Mr. Duerden, a director of the Company since October 1993, has served as Chairman of the Board of Directors, Chief Executive Officer and President of Dictaphone Corporation since August 1995. From 1988 to April 1995, Mr. Duerden served Reebok International, Ltd. ("Reebok") in various capacities, most recently as President and Chief Operations Officer. Prior to joining Reebok, Mr. Duerden was employed by Xerox Corporation in a number of executive capacities.

     Mr. Field, a director of the Company since July 1991, is currently engaged in private investments as his principal occupation. Mr. Field served as Chairman of Prudential Equity Investors, Inc., a subsidiary of The Prudential Insurance Company of America, from April 1984 to July 1994.

     Mr. Grayson, a director of the Company since October 1993, is currently President of Robert Grayson & Associates, a retail consulting group and Chairman of BGA Associates, a management consulting group. From June 1994 until April 1996 Mr. Grayson served as Chairman of the Board of Tommy Hilfiger Retail, Inc., a subsidiary of Tommy Hilfiger Corporation. From February 1992 until June 1994, Mr. Grayson was engaged in consulting, private investments and charitable work. From 1985 to 1992, Mr. Grayson served as President and Chief Executive Officer of Lerner, New York. From 1983 until 1985, Mr. Grayson served as President and Chief Executive Officer of The Limited Stores, a specialty store division of The Limited, Inc. Mr. Grayson also serves as a director of Ann Taylor, Inc.

     Mr. Phillips, a director of the Company since March 1992, has been engaged in consulting, private investments and charitable work as his principal occupation since January 1990. From May 1982 until May 1988, Mr. Phillips served as Chairman of the Board and Chief Executive Officer of Ogilvy & Mather (the Ogilvy Group), an international advertising agency headquartered in New York. Mr. Phillips also served as a director and Chairman of the Executive Committee of the Ogilvy Group from May 1988 through May 1989. Mr. Phillips also serves as a director of Lillian Vernon, a publicly traded specialty mail-order catalog house.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's fiscal year ended February 1, 1997, the Company's Board of Directors held five meetings and took certain actions by written consent. During the 1996 fiscal year, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

     Messrs. Field, Phillips and Duerden serve as members of the Compensation Committee, which held three meetings during fiscal 1996 and took certain actions by written consent. Mr. Field is Chairman of the Compensation Committee. The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers and administers the Company's 1996 Executive Incentive Compensation Plan (the "1996 Plan").

     Messrs. Hauslein, Desai and Grayson are members of the Audit Committee, which held five meetings during fiscal 1996. Mr. Hauslein is Chairman of the Audit Committee. The duties and responsibilities of the Audit Committee include (i) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (ii) reviewing the plan and scope of audits, (iii) reviewing the Company's significant accounting policies and internal controls, (iv) administration of the Company's compliance programs, and (v) having general responsibility for all related auditing matters.

DIRECTOR COMPENSATION

     The Company pays each of Messrs. Field, Phillips, Duerden, Hauslein, Desai and Grayson an annual director's fee of $15,000, payable quarterly, a $2,500 fee for each meeting of the Board of Directors attended and, if not held in conjunction with a regular Board meeting, a $500 fee for each Board committee meeting attended. The Company also reimburses all directors for all expenses incurred in connection with their activities as directors. Such reimbursements aggregated $25,423 in fiscal 1996.

     Under the Company's prior Amended and Restated Stock Option Plan, each of the Company's non-employee directors received options to purchase 6,000 shares of Common Stock on March 21, 1996 at a per share exercise price of $30.50 and become immediately exerciseable. Similar awards were granted on March 20, 1997 under the Company's 1996 Plan. The 1996 Plan provides that each non-employee director shall automatically receive (i) on the date of his or her appointment as a director of the Company, an option to purchase 40,000 shares of Common Stock, and (ii), each year, on the day the Company issues its earnings release for the prior fiscal year, an option to purchase 6,000 shares of Common Stock. Such options have a per share exercise price equal to the closing sale price per share of Common Stock on the day of grant as reported by The Nasdaq Stock Market and generally become exercisable at the rate of 331/3% per year commencing on the first anniversary of the date of grant.

     The 1996 Plan also provides for an annual grant of 1,500 shares of restricted stock to each non-employee director, which shares vest as provided in the 1996 Plan. No such restricted stock grants were made in 1997 for the 1996 fiscal year because each non-employee director has waived such award.

     Effective February 1997, the Company entered into a Consulting and Management Service Agreement with Hauslein & Company, Inc. (the "Consultant") a corporation owned and controlled by James N. Hauslein, the Company's Chairman of the Board. Pursuant to the agreement, (i) the Consultant has agreed to cause Mr. Hauslein to provide management and consulting services to the Company on a substantially full-time basis, and (ii) the Company has agreed to pay the Consultant an annual base cash consulting and management fee equal to $375,000, payable in monthly installments, as well as reimburse the Consultant for certain expenses. Either party may terminate the agreement upon 30 days' prior notice to the other. Prior to February 1997, the Company paid to Mr. Hauslein a consulting fee of $10,000 per month.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company for services rendered during fiscal 1996, 1995 and 1994 to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers as of February 1, 1997 (collectively the "Named Officers").

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                         ANNUAL COMPENSATION                ------------
                                             --------------------------------------------     NUMBER OF
                                FISCAL                                   OTHER ANNUAL          OPTIONS
NAME AND PRINCIPAL POSITION      YEAR         SALARY        BONUS       COMPENSATION(1)       GRANTED(2)
---------------------------     -----         ------        -----       ---------------      -----------
Jack B. Chadsey                    1996       $434,616     $     -          $       -             50,000
President and Chief                1995        346,153     350,000                  -             82,000
Executive Officer                  1994        287,500     325,000                  -                  -

Edward L. Grund                    1996        261,153           -                  -             20,000
Executive Vice President           1995        237,693     120,000                  -             33,000
and General Manager-               1994        222,970     112,500                  -             32,000
Sunglass Hut North America

Larry G. Petersen                  1996        256,154           -                  -             20,000
Senior Vice President-             1995        228,077     117,500             53,495(4)          38,000
Finance and Chief                  1994(3)     185,616     112,500            159,988(5)         100,000
Financial Officer

Sheila S. Arnold                   1996        250,174           -                  -             20,000
Senior Vice President-             1995        229,231     115,000                  -             30,000
Merchandising and Marketing        1994(3)     133,268      75,000            217,467(6)         100,000

Charles W. Mineo                   1996        215,653           -                  -              7,500
Vice President-Real                1995        173,693      20,000                  -             20,000
Estate and Construction            1994        165,503      47,000                  -             14,000

----------------
(1) Unless otherwise noted, the aggregate amount of perquisites and other personal benefits provided to each Named Officer has been omitted because it is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus of such officer.
(2) See "Option Grants Table" below for additional information about these options granted in March 1996.
(3) Ms. Arnold and Mr. Petersen were hired in June 1994 and February 1994, respectively. These figures include compensation from date of hire through fiscal yearend 1994.
(4) Represents a $44,495 reimbursement of relocation expenses and a $9,000 automobile allowance.
(5) Represents a $150,611 reimbursement of relocation expenses and a $9,377 automobile allowance.
(6) Represents a $211,580 reimbursement of relocation expenses and a $5,887 automobile allowance.

OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to the Named Officers.

                                                   INDIVIDUAL OPTION GRANTS IN 1996 FISCAL YEAR
                             ----------------------------------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                             % OF TOTAL                                         VALUE AT ASSUMED
                                              OPTIONS                                           ANNUAL RATES OF
                                             GRANTED TO                                     STOCK PRICE APPRECIATION
                             NUMBER OF       EMPLOYEES        EXERCISE                          FOR OPTION TERM
                              OPTIONS        IN FISCAL        PRICE PER      EXPIRATION    --------------------------
NAME                         GRANTED(1)         1996           SHARE           DATE           5%             10%
----                         -------------   -------------   ------------   ------------   ---------     ------------
Jack B. Chadsey  .........         50,000           14.8%       $30.81           2006       $968,812       $2,455,160
Edward L. Grund  .........         20,000            5.9%       $30.81           2006       $387,525       $  982,064
Larry G. Petersen   ......         20,000            5.9%       $30.81           2006       $387,525       $  982,064
Sheila S. Arnold    ......         20,000            5.9%       $30.81           2006       $387,525       $  982,064
Charles W. Mineo    ......          7,500            2.2%       $30.81           2006       $145,322       $  368,274

----------------
(1) Each of the options is a non-qualified stock option granted pursuant to the Company's prior Amended and Restated Stock Option Plan, has an exercise price equal to the market price of a share of Common Stock on the date of grant, and vests in increments of 25% on each of the first four anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning option exercises in fiscal 1996 and the number of stock options held by the Named Officers as of February 1, 1997, and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

                                                              NUMBER OF                 VALUE OF UNEXERCISED
                        NUMBER OF                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                         SHARES                        AS OF FEBRUARY 1, 1997          AS OF FEBRUARY 1, 1997
                       ACQUIRED ON      VALUE      ------------------------------- ------------------------------
NAME                    EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                  -------------- ------------- -------------- ---------------- -------------- ---------------
Jack B. Chadsey   ...       301,144   $4,249,163         395,656         111,500       $2,485,433             -
Edward L. Grund   ...        36,250   $  808,125               -          60,750                -             -
Larry G. Petersen ...        34,500   $  622,406               -          98,500                -             -
Sheila S. Arnold  ...             -            -          49,500          92,500       $   28,875       $34,375
Charles W. Mineo  ...             -            -          23,500          29,500       $   88,125             -

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     The Company has no employment agreements with any Named Officers.

     Each Named Officer holds options to purchase Common Stock granted under the Company's Amended and Restated Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon (i) a merger, consolidation or similar corporate transaction in which ownership or more than 49% of the voting power of the Company's voting stock is transferred, (ii) a merger or consolidation or similar corporate transaction in which the Company does not survive, or (iii) a sale or other disposition of all or substantially all of the Company's assets. Each Named Officer also holds or is eligible to receive options and other awards under the Company's 1996 Plan which provides that awards granted thereunder will vest upon a "change in control" as defined therein. A "change in control" generally includes any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, an acquisition by any person, entity or group of 25% or more of the outstanding Common Stock or 25% or more of the voting power of the Company's outstanding voting securities, or a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board.

                          COMPENSATION COMMITEE REPORT
                           ON EXECUTIVE COMPENSATION

     COMPENSATION COMMITTEE. Each member of the Compensation Committee is an independent outside director. The Committee seeks to ensure that compensation policy and programs appropriately support the successful execution of Sunglass Hut's business strategy. The Chief Executive Officer ("CEO"), the Vice President of Human Resources, and outside consultants are significant resources available to the Committee in discharging its responsibilities.

     The Compensation Committee approves all compensation policy and programs in addition to all specific compensation actions for the CEO, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents ("executive officers") as set forth in the Management table in this Proxy Statement.

     COMPENSATION POLICY. Sunglass Hut's business strategy is to enhance its position as the largest specialty retailer of sunglasses by providing consumers a dominant selection of brand name sunglasses at everyday low prices in an easy-to-shop environment that emphasizes customer service and education.

     The Company believes that only through consistently successful execution of this strategy can the long term value of Sunglass Hut to customers, suppliers, employees, shareholders and the communities it serves be maximized and that such execution can only be achieved by a motivated group of high-caliber executives attracted and retained through competitive compensation programs.

     COMPENSATION PROGRAMS. To implement its compensation policy, Sunglass Hut has adopted compensation programs consisting of base salary, annual cash bonuses and stock option grants for the CEO, other executive officers and other management staff. These programs are performance oriented since major portions of total compensation opportunities vary both with overall Company and individual performance. At the 1996 Annual Meeting, the shareholders approved the adoption of the 1996 Executive Incentive Compensation Plan which incorporated all previous plans, increased the number of shares available and broadened the types of stock-based awards that can be granted to attract and retain the high-caliber management team required to meet the Company's business objectives.

     BASE SALARY. Salary ranges for each management position have been set to reflect the underlying responsibilities and accountabilities of the position. These salary ranges are reviewed annually and are benchmarked periodically to the salary ranges of similar positions in the retail industry through various sources, including use of an outside compensation consulting firm and comparison to a group of specialty retailers of similar characteristics selected by the Compensation Committee. Salary increases are based on an assessment of each individual's performance against the requirements of the job (merit), and any adjustments necessary to bring high performing executives to competitive levels (market parity).

     The salary increases shown for fiscal year 1996 were granted in March of 1996 based on performance as described in last year's Proxy for the fiscal year ended February 3, 1996, as well as selected market parity adjustments. Based on performance for the fiscal year ended February 1, 1997, neither the CEO nor any of the named Executives received salary increases, although one promotion increase was awarded.

     ANNUAL CASH BONUSES. Annual cash bonus awards are based on both Company performance relative to an annual plan prepared before the beginning of each fiscal year and approved by the Board of Directors, reflecting appropriate progress toward the Company's long-term goals and individual contributions to the achievement of the annual plan. Bonus awards may range from zero to various percentages of base salary.

     Company performance against the annual plan is assessed with respect to such considerations as sales growth, including comparable store sales growth, new store openings and the sales performance of new stores against plan; gross profit and margin; store contribution and margin; net income and earnings per share growth; and return on shareholders' equity. The assessment of individual performance reflects such factors as the operating results of one or more business segments for which an individual is accountable; the achievement of specific goals assigned to an individual; the further development of the human resources for which an individual is responsible; and contributions to the overall team effort that are essential to the successful execution of the Company's business strategy.

     Neither the CEO nor any Named Executive received a cash bonus for performance during the fiscal year ended February 1, 1997, since the Company failed by a significant margin to meet its business plan.

     STOCK OPTIONS. The Compensation Committee believes that long-term incentives should constitute a larger portion of incentive compensation potential than annual cash bonuses. The Committee further believes that stock-based incentives are the appropriate long-term incentive because they directly align management interest with shareholders' desire for long-term common stock price appreciation.

     Options granted at the time of employment reflect the responsibilities of the new employee relative to those of other employees and competitive market conditions existing at the time of employment. Annual stock option grants are based on option ranges for each management position approved by the Compensation Committee. Actual option grants depend upon executive level and the Compensation Committee's assessment of Company and individual performance as previously described.

     Options are non-qualified, have a ten-year term and a per share exercise price equal to the fair market value per share on the date of grant, vest equally over three years and, as to vested options, are subject to exercise for three months following termination of employment with certain exceptions. The options granted to Named Executives in fiscal year 1996 were based on performance for the fiscal year ended February 3, 1996 and have a four year vesting schedule.

     The annual cash bonus and stock option programs are benchmarked periodically against the practices of other retail companies through the use of an outside compensation consulting firm. These programs are also benchmarked against the programs of other specialty retail companies of similar size.

     SUMMARY. The Compensation Committee believes that the Company's compensation programs are competitive with those of other specialty retailers of similar size.

                                        William S. Field, Chairman
                                        John H. Duerden
                                        William E. Phillips

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder returns on the Company's Common Stock, based on the market prices of Common Stock from the date of the Company's initial public offering in June 1993 through February 1, 1997, with the cumulative total return of the S&P Specialty Retail Index and S&P 500 Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)



[GRAPHIC OMITTED]

                             6/9/93  1/28/94   7/29/94   1/27/95   7/28/95   2/2/96   8/2/96   1/31/97
Sunglass Hut International     100    152.58    132.99    187.83    336.08   457.73   247.50   152.50
S&P Specialty Retail           100     93.46     88.83     74.04     82.90    86.52   117.32   112.38
S&P 500                        100    107.39    102.80    105.52    126.28   142.64   148.61   176.36

------------
(1) Assumes reinvestment of dividends.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as the Company's independent public accountants for the fiscal year ended February 1, 1997. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Arthur Andersen LLP as the Company's independent public accountants for the 1997 fiscal year. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1998 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than January 9, 1998.

                                        By Order of the Board of Directors


                                        James N. Hauslein
                                        CHAIRMAN OF THE BOARD

Coral Gables, Florida
May 9, 1997

                        SUNGLASS HUT INTERNATIONAL, INC.

                              255 ALHAMBRA CIRCLE
                          CORAL GABLES, FLORIDA 33134

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                          COMPANY'S BOARD OF DIRECTORS

     The undersigned holder of Common Stock of Sunglass Hut International, Inc., a Florida corporation (the "Company"), hereby appoints Jack B. Chadsey and
Larry G. Petersen, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 4, 1997 at 9:00 a.m., local time, at the Essex House Hotel, 160 Central Park South, New York, New York 10019, and at any adjournments or postponements thereof.

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. ELECTION OF DIRECTORS.

   VOTE FOR ALL NOMINEES LISTED AT RIGHT EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S) (IF ANY)
   [ ]

   VOTE WITHHELD FROM ALL NOMINEES
   [ ]

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1).

   NOMINEES: Jack B. Chadsay
             John H. Duerden
             William S. Field

   (Instruction: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)
   _________________________________________________________________________


2. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AT LEFT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

     The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 1996 Annual Report to Shareholders.

DATE_________________________________________________________________________

SIGNATURE____________________________________________________________________

SIGNATURE (If held jointly)__________________________________________________

Note: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.